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Exhibit 5.1

November 16, 2015

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Franco-Nevada Corporation (the "Company") of our report dated March 25, 2015, relating to the consolidated financial statements and effectiveness of internal control over financial reporting, which is filed as an exhibit to, and incorporated by reference in, the Company's Annual Report on Form 40-F for the year ended December 31, 2014 as filed on March 25, 2015. We also consent to the reference to us under the heading "Auditors, Transfer Agent and Registrar" in the preliminary short form base shelf prospectus which forms part of such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Ontario, Canada

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  Exhibit 5.1